UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 9, 2011

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2011, Stuart B. Brown notified DCT Industrial Trust Inc. (the “Company”) (NYSE: DCT) that, effective September 9, 2011, he was resigning as Chief Financial Officer of the Company to pursue an opportunity as chief financial officer of a publicly traded, casual dining company. The Company is grateful for Mr. Brown’s contributions – most notably, building an industry-leading accounting and finance organization. The Company thanks Mr. Brown for his dedication and wishes him well.

In connection with the resignation of Mr. Brown, the Company appointed Matthew T. Murphy, age 47, as interim Chief Financial Officer, effective September 9, 2011. Mr. Murphy, who has been with the Company or an affiliate since 2003, currently serves as Executive Vice President and Treasurer.

Mark Skomal, as part of this transition, is being promoted to Senior Vice President and will continue to serve as Controller and Chief Accounting Officer of the Company. Mr. Skomal joined the Company in 2007.

Mr. Murphy has served as Treasurer of the Company since October 2006 and, from May 2003 through October 2006, served as the Controller of Dividend Capital Advisors LLC, which was the Company’s external advisor at the time. From February 1998 until joining the Company’s former external advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, in 1992, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

Date: August 11, 2011	By:	/s/ John G. Spiegleman
	Name:	John G. Spiegleman
	Title:	Executive Vice President and General Counsel